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                                                                    EXHIBIT 23.3


                   Consent of Independent Public Accountants


The Board of Directors
ARDIS Holding Company:

We consent to the incorporation by reference into the American Mobile Satellite Corporation (AMSC), AMSC Acquisition Company, Inc. Registration Statement on Form S-4 of our report dated February 13, 1998, with respect to the combined balance sheets of ARDIS Holding Company as of December 31, 1996 and 1997, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the AMSC Current Report on Form 8-K dated April 15, 1998 and to the reference to our firm under the headings "Summary Financial and Other Data," "Selected Combined Financial and Other Data," and "Independent Accountants" in the prospectus.


         /s/  KPMG Peat Marwick LLP

Chicago, Illinois
May 13, 1998